                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     FILED BY THE REGISTRANT [X]

     FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

     CHECK THE APPROPRIATE BOX:


        [ ] Preliminary Proxy Statement

        [ ] Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))

        [X] Definitive Proxy Statement

        [ ] Definitive Additional Materials

        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        REDHOOK ALE BREWERY, INCORPORATED

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [X] No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                (1) Title of each class of securities to which transaction applies:

                (2) Aggregate number of securities to which transaction applies:

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                (4)     Proposed maximum aggregate value of transaction:

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        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                (1)     Amount Previously Paid:

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                (4)     Date Filed:

                       REDHOOK ALE BREWERY, INCORPORATED
                           3400 PHINNEY AVENUE NORTH
                           SEATTLE, WASHINGTON 98103

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                  MAY 23, 2000

TO THE HOLDERS OF COMMON STOCK
  AND SERIES B PREFERRED STOCK
  OF REDHOOK ALE BREWERY, INCORPORATED:

     The Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Company"), will be held on May 23, 2000, at 2:00 p.m., Pacific Daylight Time, at the Redhook Ale Brewery, 14300 N.E. 145th Street, Woodinville, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect eight directors to serve until the 2001 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 29, 2000, will be entitled to vote at the meeting.

     Directors Gordon Bowker and Bruce Sandison are not running for re-election to the Board this year. Gordon is a founder of the Company and coined the name "Redhook." He has been a great advisor and partner. Bruce Sandison and I worked out the Alliance in 1994 and he's been a Director and friend since. We wish Gordon and Bruce all the best and they will always be welcome in the adventure we call "our company."

                                          By order of the Board of Directors

                                          /s/ PAUL S. SHIPMAN
                                          PAUL S. SHIPMAN,
                                          President, Chief Executive Officer and
                                          Chairman of the Board

Seattle, Washington
April 7, 2000

                            YOUR VOTE IS IMPORTANT!

             PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on May 23, 2000, and at any adjournments thereof. This Proxy Statement is being sent to all shareholders of record as of the close of business on March 29, 2000.

     At the close of business on March 29, 2000, there were 7,687,786 shares of Common Stock and 1,289,872 shares of Series B Preferred Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted FOR each of the eight individuals nominated to serve as a director, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock and Series B Preferred Stock held. Under Washington law and the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (a) the eight nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to ratify the appointment of auditors. Abstention from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the eight nominees for director who receive the greatest number of votes cast. Abstention from voting, or a broker non-vote, on the proposal to ratify the appointment of auditors will have no effect, since approval of this proposal is based solely on the number of votes actually cast. Abstentions and broker non-votes will be considered present at the meeting for purposes of calculating the quorum.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

     The business of the Company is currently managed under the direction of a Board of Directors consisting of nine directors. The following individuals are currently serving as directors: Paul S. Shipman, M. Colleen Beckemeyer, Gordon
A. Bowker, John T. Carleton, Frank H. Clement, Jerry D. Jones, Bruce M. Sandison, Walter F. Walker and Dennis P. Weston. Messrs. Bowker and Sandison are not running for re-election to the Board. Mr. Anthony J. Short has been nominated by Anheuser-Busch, Incorporated ("A-B") to serve on the Board of Directors instead of Mr. Sandison. The vacancy created by Mr. Bowker's decision not to run for re-election will not be filled. The number of directors on the Company's Board of Directors will be reduced to eight.

COMPENSATION OF DIRECTORS

     Nonemployee directors participate in the Redhook Ale Brewery, Incorporated Directors Stock Option Plan (the "Directors Plan") and receive a fee of $500 for each Board and Committee meeting attended. The Directors Plan provides for grants of stock options covering 4,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders to each nonemployee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires ten years after grant or one year after the death of the recipient director. Options granted under the Directors Plan vest six months after the option is granted. During the fiscal year ended December 31, 1999, each of the directors, other than Messrs. Sandison and Shipman and Ms. Beckemeyer, was paid meeting fees and granted options under the Directors Plan, at an exercise price of $3.97 per share, covering 4,000 shares of Common Stock. Mr. Sandison and Ms. Beckemeyer were not paid meeting fees and did not receive option grants in accordance with the policy of their employer, A-B.

COMMITTEES OF THE BOARD

     The Board has standing Audit, Compensation, Nominating, Succession and Marketing Practices Committees. The Audit Committee, currently composed of Messrs. Carleton, Clement, Sandison and Weston, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee, currently composed of Messrs. Carleton, Clement, Jones and Sandison, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Nominating Committee, currently composed of Messrs. Bowker, Carleton and Walker, recommends to the Board nominees for vacant Board positions, reviews and reports to the Board on the nominees, including any suggested by shareholders, to be included in the slate of directors for election at the annual meeting of shareholders and develops a plan of succession to be used in the event of the President or Chief Executive Officer's resignation, disability, removal or death. The Succession Committee, currently composed of Messrs. Bowker and Carleton and Ms. Beckemeyer, is responsible for making recommendations to the Board of Directors as to the election of a successor to the Company's Chief Executive Officer if the Chief Executive Officer dies or is permanently disabled, his employment is terminated, or he otherwise ceases to act as Chief Executive Officer. The Marketing Practices Committee, currently composed of Messrs. Jones and Walker and Ms. Beckemeyer, is responsible for reviewing the introduction by the Company of new products or new formulations, the Company's marketing practices and compliance with applicable laws, and makes recommendations to the Board of Directors as to such matters.

MEETINGS OF THE BOARD AND COMMITTEES

     The full Board of Directors met five times during the Company's fiscal year ended December 31, 1999. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which they were a member during that fiscal year. The Audit Committee met four times during 1999 and the Compensation Committee met two times during 1999. The other committees did not meet during 1999.

NOMINEES FOR DIRECTOR

     The following eight individuals, seven of whom currently serve as a director of the Company, have been nominated for re-election or election at the meeting:

     PAUL S. SHIPMAN is one of the Company's founders and has served as its President since September 1981, Chairman of the Board since November 1992, and Chief Executive Officer since June 1993. Prior to founding the Company, Mr. Shipman was a marketing analyst for the Chateau Ste. Michelle Winery from 1978 to 1981. Mr. Shipman received his Bachelor's degree in English from Bucknell University in 1975 and his Master's degree in Business Administration from the Darden Business School, University of Virginia, in 1978. Mr. Shipman also serves as a director of Gargoyles, Inc.

     M. COLLEEN BECKEMEYER has served as a Director of the Company since February 1999. Ms. Beckemeyer has been the Director of New Products at A-B since January 1999. From April 1997 to January 1999 she served as a Senior Brand Manager of New Products. Between December 1996 and April 1997 she was a Brand Manager for Bud Light and from June 1995 to December 1996 she served as a New Products Brand Manager. For the two years prior to June 1995 Ms. Beckemeyer was the Executive Assistant to the Vice President of Corporate Financial Planning.

     JOHN T. CARLETON has served as a Director of the Company since September 1993. He is a Senior Vice President of Benaroya Capital Company, a private investment company, which he joined in October 1995. Mr. Carleton was a Senior Vice President of G.E. Capital Equity Capital Group, Inc., a private equity investment company, from March 1993 to September 1995. Before that, Mr. Carleton was Vice President, Acquisitions of the Dyson-Kissner-Moran Corporation, a private investment company, from February 1987 to March 1993. From 1982 to 1987, he was the Director, Corporate Development of Norton Company. He joined Norton Company, a multi-national manufacturing company, in 1971 and became general manager of one of its largest business units. Mr. Carleton also serves as a director for Multiple Zones International, Inc.

     FRANK H. CLEMENT has served as a Director of the Company since March 1989. He has served as Vice President of Investments at PaineWebber, Inc., a registered broker dealer, in Seattle, Washington, since 1975. Mr. Clement also serves on the advisory board of the School of Management, S.U.N.Y. at Buffalo, Buffalo, NY. From 1995 through 1999, he served on the Advisory Board of the Institute of Brewing Studies in Boulder, Colorado.

     JERRY D. JONES is one of the Company's founders and has served as a Director since 1981. He is a prominent marketing and business consultant to world-class ski areas and resorts worldwide. He has served as the President of Jerry D. Jones & Associates Real Estate Co. since 1996, President of Atlas Management since October 1993, President of Willowston Development Co. since 1997, President of Resort Management from 1992 to 1998, and President of Beaver Creek Resort from 1987 to 1990. From October 1986 to October 1989, he was Executive Vice President of Vail Associates in Vail, Colorado.

     ANTHONY J. SHORT has been designated for nomination as a Director of the Company by A-B. Mr. Short has been the Director, Business and Wholesaler Development at Anheuser-Busch, Inc. since March 2000. In this capacity he is responsible for domestic business development and various initiatives involving Anheuser-Busch's sales and distribution system. Previously, Mr. Short was Director of Wholesaler System Development. He began his career at Anheuser-Busch in 1986 in the Corporate Auditing Department. Prior to joining Anheuser-Busch, Mr. Short held positions at Schowalter & Jabouri, a regional firm of Certified Public Accountants.

     WALTER F. WALKER, CFA, has served as a Director of the Company since April 1994. Mr. Walker has been the President of the Seattle Supersonics National Basketball Association basketball team, a subsidiary of Ackerley Communications, Inc., since September 1994. From March to September 1994, he served as President of Walker Capital, Inc., a money management firm. From July 1987 to March 1994, Mr. Walker served as a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker serves as a director of Advanced Digital Information Corp. and Drexler Technology Corp. Mr. Walker also serves on the University of Virginia Board of Visitors.

     DENNIS P. WESTON, CPA, has served as a Director of the Company since September 1993. Mr. Weston is the Senior Managing Director of Fluke Venture Partners, a venture capital investment firm which he joined in March 1982. Prior to his appointment as Senior Managing Director, he held positions as President, General Manager of the Computer Facilities Division and Chief Operating Officer. From August 1978 to March 1982, Mr. Weston was Assistant to the President of Harold W. Johnson, Inc. and from September 1973 to August 1978, held positions with Moss, Adams & Co., a firm of Certified Public Accountants. Mr. Weston also serves as a director of Sur La Table, Inc., Integrex, Inc. and the Central Washington University Foundation, and is a member of the Board of Visitors of the Central Washington University School of Business and Economics and of the Program in Entrepreneurship and Innovation at the University of Washington School of Business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP INFORMATION

     The following table sets forth, as of March 17, 2000, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended December 31, 1999, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                              NUMBER OF SHARES      PERCENT OF
                                                              OF COMMON STOCK      COMMON STOCK
                                                                BENEFICIALLY       OUTSTANDING
                      NAME AND ADDRESS                           OWNED (1)             (1)
                      ----------------                        ----------------    --------------
Busch Investment Corporation(2).............................     2,243,342             25.0%
Dimensional Fund Advisors Inc.(3)...........................       475,700              6.2%
Brookhaven Capital Management, LLC(4).......................       419,524              5.5%
Paul S. Shipman(5)..........................................       422,400              5.6%
Frank H. Clement(6).........................................       247,147              3.2%
Jerry D. Jones(7)(8)........................................       224,589              2.9%
Walter F. Walker(9).........................................       117,217              1.5%
Gordon A. Bowker(8).........................................        95,947              1.2%
John T. Carleton(10)........................................        22,400                *
Dennis P. Weston(11)........................................        19,857                *
Bruce M. Sandison(12).......................................         2,000                *
M. Colleen Beckemeyer.......................................            --                *
Anthony J. Short............................................            --                *
David J. Mickelson(13)......................................        96,000              1.2%
Bradley A. Berg(14).........................................        94,000              1.2%
Pamela J. Hinckley(15)......................................        62,000                *
Allen L. Triplett(16).......................................        54,000                *
All executive officers, directors and nominees for director
  as a
  group (14 individuals)(17)................................     1,480,557             17.8%

---------------
  *  Less than 1%.

 (1) Includes shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 17, 2000. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

 (2) Includes 1,289,872 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Series B Preferred shares are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any person other than Busch Investment Corporation, One Busch Place, St. Louis, Missouri 63118, a wholly-owned subsidiary of A-B.

 (3) Based entirely on information contained in the Schedule 13G filed by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. has sole voting and investment power as investment manager to certain funds, trust or accounts.

 (4) Based entirely on information provided as of March 2, 2000, or contained in the Schedule 13G previously filed, by Brookhaven Capital Management, LLC, 3000 Sandhill Road, Building 3, Suite 105, Menlo Park, California 94025. Brookhaven Capital Management, LLC has shared voting and investment power as general partner of various limited partnerships.

 (5) Includes 140,000 shares subject to options exercisable within 60 days of March 17, 2000, and 13,300 shares held by Mr. Shipman's children. The address for Mr. Shipman is c/o Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

 (6) Includes 22,857 shares subject to options exercisable within 60 days of March 17, 2000, 33,436 shares held by Mr. Clement's spouse and 28,430 shares held by Mr. Clement as trustee for his children.

 (7) Includes 10,000 shares held by Mr. Jones as trustee for his child.

 (8) Includes 22,857 shares subject to options exercisable within 60 days of March 17, 2000.

 (9) Includes 18,857 shares subject to options exercisable within 60 days of March 17, 2000.

(10) Includes 18,757 shares subject to options exercisable within 60 days of March 17, 2000.

(11) Includes 18,000 shares subject to options exercisable within 60 days of March 17, 2000.

(12) Includes 2,000 shares subject to options exercisable within 60 days of March 17, 2000.

(13) Includes 54,000 shares subject to options exercisable within 60 days of March 17, 2000.

(14) Includes 94,000 shares subject to options exercisable within 60 days of March 17, 2000.

(15) Includes 62,000 shares subject to options exercisable within 60 days of March 17, 2000.

(16) Includes 44,000 shares subject to options exercisable within 60 days of March 17, 2000.

(17) Includes 520,185 shares subject to options exercisable within 60 days of March 17, 2000.

     The following table sets forth, as of March 17, 2000, certain information regarding beneficial ownership of the Company's Series B Preferred Stock. The Series B Preferred Stock has voting rights and is convertible into an equivalent number of shares of the Company's Common Stock at any time. If all of the Series B Preferred Stock were converted as of March 17, 2000, it would represent 14.4% of the post-conversion ("Fully Diluted") outstanding Common Stock. The named beneficial owner has sole voting and investment power.

                                                            NUMBER OF SHARES OF
                                                            SERIES B PREFERRED     PERCENT OF SERIES B
                                                            STOCK BENEFICIALLY       PREFERRED STOCK
                     NAME AND ADDRESS                            OWNED(1)            OUTSTANDING(1)
                     ----------------                       -------------------    -------------------
Busch Investment Corporation..............................       1,289,872                100.0%
  One Busch Place
  St. Louis, Missouri 63118

CERTAIN TRANSACTIONS

     The Company has adopted a policy of not engaging in business transactions with its officers, directors and affiliates except upon terms that are deemed to be fair and reasonable by a majority of the Company's disinterested directors.

     In October 1994, the Company entered into an alliance with A-B (the "Alliance") consisting of a long-term distribution agreement (the "A-B Distribution Agreement") and an investment in the Company (the "A-B Investment Agreement"). Pursuant to the A-B Investment Agreement, A-B currently has the right to designate a number of nominees (minimum of two) for election to the Company's Board of Directors based on its ownership percentage of the Company's Fully Diluted outstanding Common Stock, rounded up to the next whole number. Ms. Beckemeyer and Mr. Short are the A-B designated nominees. The A-B Investment Agreement contains provisions under which related-party transactions are generally permitted only pursuant to the reasonable demands of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with an unrelated party. Sales through A-B under the A-B Distribution Agreement totaled approximately $20.7 million in 1999, net of an Alliance fee of approximately 2% of sales through A-B. Other Alliance fees paid by the Company to A-B totaled $188,000 in 1999. In addition, the Company purchased certain materials through A-B totaling approximately $4.0 million in 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 1999, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock were complied with by such persons.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal years ended December 31, 1999, 1998 and 1997 by the Chief Executive Officer and the other executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1999, exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                            -------------
                                                                                             SECURITIES
                                                                ANNUAL COMPENSATION          UNDERLYING
                                                 FISCAL   -------------------------------       STOCK
          NAME AND PRINCIPAL POSITION             YEAR    SALARY($)   BONUS($)   OTHER(1)    OPTIONS(#)
          ---------------------------            ------   ---------   --------   --------   -------------
Paul S. Shipman................................   1999    $182,500      --       $22,900       49,250
  President, Chief Executive Officer and          1998     180,000      --        22,800       50,000
  Chairman of the Board of Directors              1997     180,000      --        22,000       50,000
Bradley A. Berg................................   1999    $146,500      --       $20,260       29,500
  Executive Vice President                        1998     144,500      --        20,180       30,000
  and Chief Financial Officer                     1997     144,500      --        20,164       30,000
David J. Mickelson.............................   1999    $121,750      --       $19,270       29,500
  Executive Vice President                        1998     120,000      --        19,200       30,000
  and Chief Operating Officer                     1997     120,000      --        19,186       30,000
Pamela J. Hinckley.............................   1999    $109,000      --       $16,360       19,750
  Vice President, Sales and Marketing             1998     107,500      --        16,300       20,000
                                                  1997     107,500      --        16,287       20,000
Allen L. Triplett..............................   1999    $109,000      --       $16,360       19,750
  Vice President, Brewing                         1998     107,500      --        16,300       20,000
                                                  1997     107,500      --        16,092       20,000

---------------
(1) Represents the Company's matching contribution under the 401(k) Plan and an auto allowance totaling between $12,000 and $15,600 per officer.

     OPTION GRANTS. The following table sets forth information on stock options granted to the named executive officers during the Company's fiscal year ended December 31, 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                            INDIVIDUAL GRANTS
                          -------------------------------------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                           PERCENT OF                                     VALUE AT ASSUMED
                            NUMBER OF        TOTAL                                      ANNUAL RATES OF STOCK
                           SECURITIES       OPTIONS                                      PRICE APPRECIATION
                           UNDERLYING      GRANTED TO      EXERCISE                      FOR OPTION TERM(2)
                             OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION   -------------------------
                          GRANTED(1)($)   FISCAL YEAR    ($ PER SHARE)      DATE      0%       5%        10%
                          -------------   ------------   -------------   ----------   ---   --------   --------
Paul S. Shipman.........     49,250           18.1%          $3.97        5/19/09     $ 0   $122,633   $311,260
Bradley A. Berg.........     29,500           10.9            3.97        5/19/09       0     73,455    186,440
David J. Mickelson......     29,500           10.9            3.97        5/19/09       0     73,455    186,440
Pamela J. Hinckley......     19,750            7.3            3.97        5/19/09       0     49,178    124,820
Allen L. Triplett.......     19,750            7.3            3.97        5/19/09       0     49,178    124,820

---------------
(1) These options were granted at fair market value on the date of grant and vest over five years with 20% of each grant becoming exercisable annually on the anniversary date of grant. Each option has a maximum term of ten years and options terminate: (a) six months after termination of employment following death or disability; (b) three months after termination of employment without cause; and (c) immediately after termination of employment for cause. Under the 1992 Stock Option Plan, the Board of Directors retains the discretion to modify the terms, including the price and vesting, of outstanding options. Certain changes in control of the Company can trigger accelerated vesting of stock options.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10 year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

     FISCAL YEAR-END OPTIONS. The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 1998. No options were exercised by the named executive officers during the Company's fiscal year ended December 31, 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                                            AT FISCAL YEAR-END(#)               AT FISCAL YEAR-END(1)($)
                                       --------------------------------      ------------------------------
                                       EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
                                       ------------      --------------      -----------      -------------
Paul S. Shipman......................    140,000            114,250            $   --              $--
Bradley A. Berg......................     94,000             68,000                --               --
David J. Mickelson...................     54,000             68,000                --               --
Pamela J. Hinckley...................     62,000             45,750             8,740               --
Allen L. Triplett....................     44,000             45,750                --               --

---------------
(1) Represents the aggregate fair market value on December 31, 1999, of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of such options. There is no guarantee that if and when these options are exercised they will have this value. If the aggregate exercise price of the outstanding options is greater than the aggregate fair market value, no value is shown in the table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed exclusively of directors who are neither employees nor eligible to participate in any of the Company's executive compensation programs.

     The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to employees under the Company's stock option plan, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

     The Committee views its charter as being to insure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted performance objectives and enhancing long-term shareholder value.

     Under the Company's executive compensation programs, there are three primary components to an executive's compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options. The base salary for a particular executive is determined in the first instance by comparison to the existing executive salary structure within the Company, as well as comparison to compensation paid to executives of comparably sized and situated craft beer companies and other similarly-sized public companies. Annual incentive payments are based on the executive team accomplishments and the Company's results for the year relative to financial and operational objectives set at the beginning of the year and other relevant and significant accomplishments during the year. Annual bonus payments under the incentive plan are generally computed as a percentage of the executive's base salary, with the actual percentages being a function of the extent to which goals were achieved as well as other significant accomplishments. Finally, the Company provides long-term incentives to executives through the annual grant of stock options. The options generally vest over five years and have an exercise price equal to the fair market value of the Company's stock at the time of the grant, with the number of options awarded based on the executive's position. Since fair market value stock options can only produce value to an executive if the price of the Company's stock increases above the exercise price, these option grants provide a direct link between executive compensation and the Company's stock price performance. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company.

     Even though Company management took significant action in 1999 to materially reduce costs and improve the Company's gross profit, the sales volume for the year declined two percent compared to 1998. Although the volume trends improved in 1999, and were positive in the second half of the year, the decision was made not to pay any executive officer bonuses for 1999. The base salaries of the executive officers, including Mr. Shipman's, were prospectively increased five to six percent, effective October 1, 1999. Those base salaries had not been adjusted since January 1997 due to the lack of a quarter-over-quarter increase in sales volumes. The Company achieved a quarter-over-quarter increase during the quarter ended September 30, 1999 and, therefore, the salary increases became effective October 1, 1999.

     The Committee currently consists of Messrs. Carleton, Clement, Jones and Sandison.

                                          Compensation Committee

                                          John T. Carleton
                                          Frank H. Clement
                                          Jerry D. Jones
                                          Bruce M. Sandison

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and an index comprised of other publicly-traded craft beer companies (the "Peer Group") for the period beginning on August 16, 1995, the date of the Company's initial public offering, and ended on December 31, 1999.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG REDHOOK ALE BREWERY, INCORPORATED COMMON STOCK,
                           THE RUSSELL 2000 INDEX AND
                         THE COMPANY'S PEER GROUP INDEX

                                                         REDHOOK                  RUSSELL 2000              PEER GROUP INDEX
                                                         -------                  ------------              ----------------
8/16/95                                                  100.00                      100.00                      100.00
12/31/95                                                 153.00                      105.00                      126.00
12/31/96                                                  57.00                      120.00                       57.00
12/31/97                                                  31.00                      145.00                       38.00
12/31/98                                                  26.00                      140.00                       39.00
12/31/99                                                  13.00                      168.00                       38.00

     The Company's Peer Group was initially comprised of four publicly-traded craft beer companies. Three of the four companies in that Peer Group completed initial public offerings subsequent to the Company's initial public offering on August 16, 1995, and are therefore added to the Peer Group return computation as of the date and at the per share price at which their respective offerings were effective. As required, the returns of each of the component companies in the Peer Group return are calculated and weighted according to their respective market capitalization at the beginning of the period that they entered the Peer Group return calculation. The Peer Group is composed of: Big Rock Brewery (NASDAQ: BEERF) beginning August 16, 1995 at $9.75 per share; Pete's Brewing (NASDAQ: WIKD) beginning November 6, 1995 at $18 per share; Boston Beer Company (NYSE: SAM) beginning November 20, 1995 at $20 per share; and Pyramid Brewing (formerly Hart Brewing) (NASDAQ: PMID) beginning December 13, 1995 at $19 per share. In July 1998, the shareholders of Pete's Brewing approved a merger with a private company based on a cash price of $6.375 per share. Pete's Brewing was removed from the Peer Group Index effective July 21, 1998, and the related "index value" was reallocated to the remaining three members of the Peer Group Index based upon their relative market capitalization on that date.

     The total return on the Company's Common Stock, the Russell 2000 Index and the Peer Group Index assumes the value of each investment was $100 on August 16, 1995, and that any dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     Each of Messrs. Shipman, Berg, Mickelson and Triplett and Ms. Hinckley has executed an agreement containing provisions, including but not limited to, confidentiality and noncompetition restrictions during the term of the agreements. The Company provides each of its executive officers with an annual compensation plan under which they receive a specified minimum compensation plus additional cash incentives depending on attainment of various performance goals.

     Mr. Shipman's current employment agreement expires September 30, 2001, subject to earlier termination by the Company with or without cause. The agreement provides for a minimum base salary of the greater of $150,000, or an amount that is 25% more than the next highest paid officer. Mr. Shipman is also eligible for bonuses based on the Company's achieving certain net income goals, and other performance measures. If terminated by the Company without cause, the agreement provides that Mr. Shipman will receive his annual base compensation for the remainder of the agreement's term or two years, whichever is shorter. The agreement further provides that Mr. Shipman is prohibited from divulging confidential information and competing with the Company following termination of the agreement until September 30, 2001.

     Effective January 1, 2000, the Company renewed employment agreements with Messrs. Berg, Mickelson and Triplett and Ms. Hinckley. These agreements expire December 31, 2000, subject to earlier termination by the Company with or without cause. The agreements provide the officers with minimum base salaries equal to the salary in effect on the first day of the contract term. These officers are also eligible for bonuses dependent on the Company's achieving certain goals, and other performance measures. If terminated by the Company without cause, the agreements provide that each officer will receive his or her annual compensation, excluding any bonus, for one year from the date that notice of employment termination is received, subject to certain conditions. The agreements also provide that the officers are prohibited from divulging confidential information and from competing with the Company for one year following termination of employment.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Eight directors are to be elected at the annual meeting, to serve until the next Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Paul S. Shipman, M. Colleen Beckemeyer, John T. Carleton, Frank H. Clement, Jerry D. Jones, Anthony J. Short, Walter F. Walker and Dennis P. Weston have been nominated by the Board of Directors for election at the annual meeting. All of the nominees, other than Mr. Short, are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2000. This firm has audited the accounts of the Company since 1991. The firm performed audit services in connection with the examination of the financial statements of the Company for its fiscal year ended December 31, 1999. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 2001 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 1, 2000.

     The Company's Restated Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Restated Bylaws is available upon request to Bradley A. Berg, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          REDHOOK ALE BREWERY, INCORPORATED

April 7, 2000
Seattle, Washington

PROXY

                        REDHOOK ALE BREWERY, INCORPORATED
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated (the "Company"), and the related Proxy Statement dated April 7, 2000, hereby appoints Paul S. Shipman and Bradley A. Berg, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 23, 2000, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR Proposal 2 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

     This proxy, when properly executed, will be voted in the manner specified on the reverse by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named on the reverse side and FOR the appointment of Ernst & Young LLP as the Company's independent auditors.
                  (Continued and to be signed on reverse side)



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

         The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposal 2.



                                                       Please mark
                                                       your votes as
                                                       indicated in
                                                       this example.  [X]


                                                                 WITHHOLD
                                                             authority to vote
                                                             for all nominees
                                                FOR             named below
PROPOSAL 1:  ELECTION OF DIRECTORS              [  ]               [  ]

Nominees: Paul S. Shipman, M. Colleen Beckemeyer, John T. Carleton,
          Frank H. Clement, Jerry D. Jones, Anthony J. Short, Walter
          F. Walker and Dennis P. Weston.

(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above).


                                                FOR        AGAINST      ABSTAIN

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF     [  ]         [  ]         [  ]
             INDEPENDENT AUDITORS




                                    PLEASE SIGN AND DATE THIS PROXY CARD AND
                                    RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


Signature_________________ Signature, if held jointly___________Dated:____, 2000

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -